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Iteris Announces Board Transition

SANTA ANA, Calif. — August 28, 2019 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today announced that Kevin C. Daly, Ph.D. has informed the Board of his intention if elected to serve on the Iteris Board of Directors until March 31, 2020, at which time he will step down from the Board. Iteris will retain a nationally recognized executive search firm to assist in the process of identifying independent candidates to serve as Dr Daly’s replacement.

Thomas L. Thomas, chairman of the Board, said: “The Company and the Board have benefited from Kevin’s valuable insights, guidance and leadership. We thank Kevin for his years of service to Iteris and for assisting us in providing an orderly transition period. The Board looks forward to finding a replacement with the knowledge, experience and skills to match the needs of our business as we grow and evolve. Further, the Company remains committed to implementing best practices in corporate governance, including the continuous refreshment of our Board.”

Dr Daly said: “I am honored to have served on the Board of Iteris for many years, during which time the Company has accumulated a valuable portfolio of intellectual property. While I remain very excited and enthusiastic about the Company’s future, I want to spend more time with my family and focus on other business pursuits. I look forward to the transition to another director who can help the Company achieve its future goals.”

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s future Board composition, transition of leadership, and our future performance, growth, opportunities and plans. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to acquire and transition our Board in a cost-efficient and timely basis; our ability to attract, secure and integrate a properly qualified director; difficulties in managing company growth; failure to retain our key personnel; and ability of competition to attract and retain well-qualified directors. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

MKR Investor Relations, Inc.

Todd Kehrli

Tel: (323) 468-2300

Email: iti@mkr-group.com

Media Contact

David Sadeghi
Tel: (949) 270-9523
Email: dsadeghi@iteris.com